EXHIBIT 3.1
ARTICLES OF AMENDMENT
TO THE
SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
MIDAMERICAN ENERGY HOLDINGS COMPANY

TO THE SECRETARY OF STATE
OF THE STATE OF IOWA:

Pursuant to the provisions of Sections 490.1001 and 490.1003 and in accordance with Section 490.1006 of the Iowa Business Corporation Act, the undersigned corporation hereby adopts these Articles of Amendment to the corporation’s Second Amended and Restated Articles of Incorporation, as amended.

1.	The name of the corporation is:

MidAmerican Energy Holdings Company

2.	Article I of the Second Amended and Restated Articles of Incorporation is hereby amended by deleting the Article in its entirety and substituting the following therefor:

ARTICLE I.

The name of the corporation is "Berkshire Hathaway Energy Company" (hereinafter sometimes called the "Corporation") and its registered office shall be located at 666 Grand Avenue, Suite 500, Des Moines, Iowa 50309-2580 with the right to establish and maintain branch offices at such other points within and without the State of Iowa as the Board of Directors of the Corporation (the "Board of Directors") may, from time to time, determine. The name of the Corporation’s registered agent at such registered office is Paul J. Leighton.

3.    The date of adoption of the amendment was April 30, 2014.

4A.
The amendment was approved by the shareholders. The designation, number of outstanding shares, number of votes entitled to be cast by each voting group entitled to vote separately on the amendment, and the number of votes of each voting group indisputably represented is as follows:

Voting	Shares	Entitled	Number
Group	Outstanding	to Vote	of Votes
Common	77,466,144	77,466,144	77,466,144

4B.	The total number of undisputed votes cast for the amendment by each voting group are as follows:

	Total Votes of	Total Votes of
Voting Group	Shares Voted For	Shares Voted Against
Common	77,466,144	0

5.	The number of votes cast for the amendment by each voting group was sufficient for approval by that voting group.

6.	These Articles of Amendment shall become effective at the time of filing with the Secretary of State of Iowa.

Date: April 30, 2014

MIDAMERICAN ENERGY HOLDINGS COMPANY

/s/ Paul. J. Leighton
Paul J. Leighton, Vice President and
Assistant Secretary